ENDORSED FILED In the Office of the Secretary of State of the State of California SEP 20 1991 MARCH FONG EU, Secretary of State

ARTICLES OF INCORPORATION

OF

KJC OPERATING COMPANY

ARTICLE FIRST

          The name of this corporation is KJC operating Company.

ARTICLE SECOND

          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

ARTICLE THIRD

          The name of this corporation's initial agent for service of process is The Prentice-Hall Corporation System, Inc.

ARTICLE FOURTH

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE FIFTH

          The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

ARTICLE SIXTH

          This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 10,000.